Exhibit 4xix

Joint Production Agreement

The principal of this agreement is that each party will be rewarded proportionally for their investment into the production of juvenile pearl oysters at the Banyupoh Bali hatchery. The parties referred to are PT Horiko Abadi, the owners of the hatchery and water leases at Banyupoh and Atlas Pacific Limited / PT Cendana Indopearls (ATP/PT CIP). PT Horiko Abadi and ATP/PT CIP agree to the following:

1.	ATP/PT CIP will pay PT Horiko Abadi the amount of AUD$30,000 per year to lease facilities (hatchery, accommodation, storeroom, tanks and equipment) land and water. In return for this, PT Horiko Abadi guarantees ATP/PT CIP exclusive access to the Banyupoh site.

2.	PT Horiko Abadi has full responsibility for tax payments in relation to the Banyupoh project, community and government relations and site security.

3.	PT Horiko Abadi and ATP/PT CIP divide the cost of juvenile pearl oyster production (as generally described in the attached costing proposal) seventy percent (70%) ATP/PT CIP and thirty percent (30%) PT Horiko Abadi. To facilitate the transfer of funds, a new bank account will be opened in Bali into which each month ATP/PT CIP will transfer seventy million Indonesian Rupiah (IRP 70,000,000) and PT Horiko Abadi will transfer thirty million Indonesia Rupiah (IRP 30,000,000).

4.	In accordance with point 2, juvenile pearl oyster production from the Banyupoh hatchery, which have reached a minimum size of six (6) cm, will be divided seventy percent (70%) for ATP/PT CIP and thirty percent (30%) for PT Horiko Abadi.

5.	Equipment provided by each respective company remains the property of that company.

6.	Costs that are not directly related to the production of juvenile pearl oysters (Pearl farm projects owned by PT Horiko Abadi) are the sole responsibility of PT Horiko Abadi. Furthermore, PT Horiko Abadi will report any such activity/work undertaken to ATP/PT CIP. Any of the joint production project’s money expended by PT Horiko Abadi on its individually owned pearl farm(s) will be repaid into the project account for any expenditure at the end of each month.

7.	Capital expenditure items (long-lines, nets, major machinery etc) will require the written authorization from both parties before such items may be purchased.

8.	The period of this contract is for three (3) years. If mutually agreed, the contract can be extended for a further three (3) years. Negotiation relating to the completion or extension to this contract must commence at least six (6) months prior to the end of this first contract period.

9.	If the contract is not to be extended beyond the first three years and there are still juvenile oysters that have not attained a minimum size of six (6) cm at the Banyupoh site, the parties agree to maintain such oysters until they have reached the minimum agreed size in accordance with the situation and capacity of the site at the time.

10.	If the contract is terminated at the end of the first three (3) years, equipment purchased during the period of the contract will be divided seventy percent (70%) for

ATP/PT CIP and thirty percent (30%) for PT Horiko Abadi. Each party has a right to buy/sell such equipment from/to the other party.

11.	Each party has the right to sell their share of juvenile oysters produced to a third party. Should the parties agree to jointly sell juvenile oysters the proceeds will be divided seventy percent (70%) for ATP/PT CIP and thirty percent (30%) for PT Horiko Abadi.

12.	PT Horiko Abadi and ATP/PT CIP have entered into this agreement with a commitment to successfully producing juvenile oysters and will make every effort to ensure that this is achieved. Should there be any disagreements regarding the conduct of this agreement, PT Horiko Abadi and ATP/PT CIP will ensure that every effort is made to rectify the problem.

13.	This agreement does not preclude further development of the relationship, which may include retail and/or promotional activities, pearl seeding and training, R& D and joint venture arrangements in Bali or other areas of Indonesia.

14.	This agreement is to be confirmed in the presence of an Indonesian Notary not more than sixty (60) days from the dates indicated below.

This agreement is signed on the 8th of November, 2002 at Denpasar, Bali:

PT Horiko Abadi	Atlas Pacific Limited
PT Cendana Indopearls

/s/ Horiko Hideaki	/s/ David John Ramsay
Mr Horiko Hideaki	David John Ramsay

Witness:
/s/ Ms Judy Anika
Ms Judy Anika

Kesepakatan Kerja Sama Untuk Memproduksi Anakan Kerang Mutiara

Tujuan daripada hal kesepakatan ini adalah kerjasama berdasarkan membagi ongkos kerja dan produksi anakan kerang mutiara di lokasi PT Horiko Abadi, Desa Banyupoh Bali. Dalam hal ini PT Horiko Abadi disebutkan sebagai PIHAK PERTAMA dan Atlas Pacific Limited / PT Cendana Indpearls disebutkan sebagai PIHAK KEDUA. PIHAK PERTAMA dan PIHAK KEDUA sepakat sesuai yang berikut dibawa ini.

1.	PIHAK KEDUA akan membiayai PIHAK PERTAMA sebesar AUD$30,000 per tahun sebagai biaya kontrak sewa lokasi. Dengan melakukan hal tersebut, PIHAK KEDUA akan diberikan akses exclusive oleh PIHAK PERTAMA terhadap hatchery dan daerah pegembangbiakan / grow-out yang dikontrak.

2.	PIHAK PERTAMA akan bertangun jawab sepenuhnya masalah pajak untuk proyek, hubungan masyrakat maupun pemerintah dan keamanan lokasi.

3.	PIHAK PERTAMA dan PIHAK KEDUA akan bagi onkos produksi anakan kerang (berdasarkan gambar budget proyek yang terlampir) tujuh puluh persen (70%) PIHAK KEDUA dan tiga puluh persen (30%) PIHAK PERTAMA. Selanjutnya, kedua belah pihak akan buka rekenning baru di Bali dimana per bulan PIHAK KEDUA akan stor tujuh puluh juta Indonesia Rupiah (IRP 70,000,000) dan PIHAK PERTAMA akan stor tiga puluh juta Indonesia Rupiah (IRP 30,000,000).

4.	Sesuai dengan pasal 2, hasil anakan mutiara dari hatchery yang telah mengcapai ukuran rata-rata enam (6) cm akan dibagai tujuh puluh persen (70%) untuk PIHAK KEDUA dan tiga puluh persen (30%) untuk PIHAK PERTAMA.

5.	Peralatan yang disediakan oleh kedua belah perusahaan merupakan milik dari perusahaan yang telah menyediakannya.

6.	Pembayaran ongkos kerja yang tidak berhubungan secara lansung dengan produksi anakan kerang sesuai kesepakatan ini (kerang mutiara yang di berbudidayakan oleh PIHAK PERTAMA) akan di tangung oleh PIHAK PERTAMA. Selanjutnya, PIHAK PERTAMA akan melapor kegiatan/pekerjaan tersebut kepada PIHAK KEDUA tiap bulan dan akan masukan uang ganti-rugi dalam rekening proyek kerja sama pada akhir bulan.

7.	Capital expenditure (pembelian barang-barang tetap seperti long-line, perahu, mesin, genset dll) harus mendapat persetujuan secara tertulis dari masing-masing pihak baru boleh membeli.

8.	Masa kesepakatan/kontrak ini berlaku tiga (3) tahun dan boleh memperpanjang tiga (3) tahun lagi, sesuai persetujuan pihak masing-masing. Untuk perpanjangan atau penyelsaikan masa kontrak satu pihak antara lain harus memberikan kesimpatan paling minimal enem (6) bulan sebelum masa kesepakatan pertama selasai.

9.	Kalau sampai terjadi kesepakatan ini tidak berlanjut setelah masa pertama dan pada saatnya selasai masih ada anakan kerang yang dibawa ukuran minimal enam (6) cm, masing-masing pihak sepakat untuk mempelihara anakan kerang tersebut sehingga enam (6) cm sesuai keadaan dan kapasitas lokasi.

10.	Kalau sampai terjadi kesepakatan ini diselasaikan secara final, barang-barang yang telah dibelikan pada saat masa kesepakatan berlaku akan dibagai tujuh puluh persen

(70%) untuk PIHAK KEDUA dan tiga puluh persen (30%) untuk PIHAK PERTAMA. Selanjutna barang yang telah dibagai sesuai pasal ini boleh dijual kepada satu pihak antara lain.

11.	Masing-masing pihak mempunyai hak jual anakan kerang yang telah dibagai kepada pihak lain. Kemudian pihak masing-masing boleh sepakat untuk menjual anakan kerang bersama lalu bagai hasil jual tujuh puluh persen (70%) untuk PIHAK KEDUA dan tiga puluh persen (30%) untuk PIHAK PERTAMA.

12.	PIHAK PERTAMA dan PIHAK KEDUA menciptakan kesepakatan ini dengan sungguh-sunggah dan berjanji akan usahakan semaksimal mungkin agar supaya proyek tersebut berjalan lancar dan berhasil. Kemudian, kalau sampai terjadi sesuatu yang tidak diinginkan atau masalah lain diantara pihak masing-masing, PIHAK PERTAMA dan PIHAK KEDUA akan berusaha untuk menyelasaikan dengan secara baik.

13.	Perjanjian lainnya yang tidak menghalangi perkembangan hubungan yang lebih lanjut antara lain adalah: retail atau aktivitas promosi, pearl seeding (penyemaian mutiara), training, R&D dan usaha bersama di Bali atau daerah lainnya di Indonesia.

14.	Kesepakatan ini akan dibuat lagi secara legalis paling tidak enem puluh (60) hari setalah tanggal yang bertanda tangan dibawa.

Kesepakatan ini ditanda tangan pada hari Senin tanggal 2 bulan November tahun 2002 di Denpasar Bali:

PT Horiko Abadi	Atlas Pacific Limited
PT Cendana Indopearls

Mr Horiko Hideaki	Dr Joseph James Uel Taylor

Disaksikan oleh:

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